INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

January 1, 2022

Todd Modic

(d)(1)(i)

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Management Fee Rate for Voya Securitized Credit Fund

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, as amended, between Voya Separate Portfolios Trust ("VSPT") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to modify the annual management fee rate for Voya Securitized Credit Fund (the "Fund"), effective on January 1, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified management fee rate for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_____

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net
assets)
Voya Emerging Markets Corporate	0.95% on all assets
Debt Fund

Voya Emerging Markets Hard	0.75% on all assets
Currency Debt Fund

Voya Emerging Markets Local	0.80% on all assets
Currency Debt Fund

Voya Investment Grade Credit	0.50% on all assets
Fund

0.60% on the first $1.5 billion;
Voya Securitized Credit Fund	0.57% on the next $500 million; and
0.55% thereafter

Effective Date: January 1, 2022, to modify the annual management fee rate for

Voya Securitized Credit Fund, in response to the November 2021 annual 15(c) contract renewal process.